EXHIBIT 3.1 (b)

                      ARTICLES OF AMENDMENT
                             TO THE
                    ARTICLES OF INCORPORATION
                               OF
                 CAPITAL VENTURES GROUP IV, INC.

      Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, CAPITAL VENTURES GROUP IV,
INC., (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation.

   1.   The name of the corporation is Capital Ventures Group IV,
        Inc.

   2. That Article I - NAME of the Corporation of the Articles of Incorporation, be and hereby is deleted in its entirety and replaced with the following:

                        "ARTICLE I - NAME

        The name of this Corporation is  "China Renewable Energy
Holdings, Inc."

   3. That Article III of the Articles of Incorporation is hereby deleted and replace with the following:

                 "ARTICLE IV.  AUTHORIZED SHARES
                  ------------------------------

          The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 110,000,000 shares consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The shares of preferred stock may be created and issued from time to time, in such series and with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given."

   4. The following Amendment to the Articles of Incorporation was adopted by the written consent of the board of directors and shareholders of the Corporation being the holders of that number of shares of Common Stock of the Corporation entitled to vote thereon and having no less than the minimum number of votes necessary to authorize or take such action, pursuant to written consent of such directors and shareholders as of the 7th day of November 2007, in a manner prescribed by the Florida Business Corporation Act, Sections 607.0704, 607.0821and 607.1003, Florida Statutes, to be effective upon a filing with the Secretary of State. The number of voting capital stock consenting to the Amendments was sufficient for approval of the Amendments.

     Dated this 7th day of November 2007.

                                 CAPITAL VENTURES GROUP IV, INC.

                                 /s/Peter Goldstein
                                 -------------------------------
                                 Peter Goldstein, President






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